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                                                                       EXHIBIT 1

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            PEREGRINE SYSTEMS, INC.

      Peregrine Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

      1. The name of the corporation is Peregrine Systems, Inc. (the "CORPORATION"). The Corporation was originally incorporated under the same name, and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 28, 1994.

      2. Pursuant to Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware and the order dated July 18, 2003 of the United States Bankruptcy Court for the District of Delaware (the "COURT"), which has jurisdiction over the Corporation in a case under Chapter 11 of Title 11 of the United States Code, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, as previously amended.

      3. The text of the Restated Certificate of Incorporation as previously amended or supplemented is hereby restated and further amended to read in its entirety as follows:

      FIRST: The name of the Corporation is Peregrine Systems, Inc.

      SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

      THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH: A. The Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock this Corporation shall have the authority to issue shall be 100,000,000, $0.0001 par value, and the total number of shares of Preferred Stock this Corporation shall have authority to issue shall be 5,000,000, $0.0001 par value.

            B. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions provide for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix
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the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

            C. To the extent required by Section 1123(a) of Title 11, Chapter 11 of the United States Code and notwithstanding anything to the contrary herein, in no event shall the Corporation be authorized to issue any class or series of nonvoting equity securities.

            D. The Corporation may not pay any dividends in cash or property in respect of any shares of Common Stock until such time as the following obligations under the "Fourth Amended Plan of Reorganization of Peregrine Systems, Inc. and Peregrine Remedy, Inc., as Modified, Dated July 14, 2003," as filed with the Court (the "PLAN") have been paid in full or otherwise discharged: (1) the principal amount of the Reorganization Notes outstanding after the Effective Date; (2) the Class 8 Obligations; and (3) the Secured Motive Claim. (All of the foregoing capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.) Notwithstanding the foregoing, the Corporation may declare and pay dividends in shares of the Corporation's capital stock.

      FIFTH: The Corporation is to have perpetual existence.

      SIXTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

      SEVENTH : The number of directors that constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

      EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or appeal the Bylaws of the Corporation and the stockholders may make additional Bylaws and may alter or repeal any Bylaws whether adopted by them or otherwise, provided, however, that until August 7, 2005, the Board of Directors may not alter or repeal Article II, Section 2.2; Article III, Section 3.2.1; or Article III, Section 3.3.1 of the Bylaws, as in effect as of the date of this Restated Certificate.

      NINTH: A. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

            B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or


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intestate is or was a director of the Corporation or serves or served at any other enterprise as a director at the request of the Corporation provided that such person is or was a director of the Corporation after the Effective Date (as defined in the Plan). Notwithstanding any of the provisions of this Restated Certificate of Incorporation, this Restated Certificate of Incorporation shall not in any way countermand or otherwise affect provisions concerning indemnification set forth in the Plan or the Order of the Court confirming the Plan, entered on July 18, 2003.

            C. Neither any amendment nor repeal of this Article Ninth, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article Ninth, shall eliminate, adversely affect, or reduce the effect of this Article Ninth, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Ninth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

      TENTH : Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

      ELEVENTH : Vacancies created by the resignation of one or more members of the Board of Directors and newly created directorships, created in accordance with the Bylaws of this Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

      TWELFTH : Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

      THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by Kathryn Vizas, its authorized officer this 7th day of August, 2003.

                                        Peregrine Systems, Inc.

                                        By: /s/ Kathryn Vizas
                                           ----------------------
                                                Kathryn Vizas
                                                  Secretary


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